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                                                                   EXHIBIT 10.95

February 11, 2004

David Scott
Elk Horn Lodge #310
51 Offerson Road
Beaver Creek, CO  81620

Dear David:

AMENDMENT AND RESTATEMENT OF DECEMBER 22, 2003 LETTER

The following is our letter agreement dated December 22, 2003 (the "Original Letter"), which has been amended and restated to clarify and reflect our subsequent discussions and correspondence on certain points that were not reflected in the Original Letter. As so amended and restated, this letter supersedes the Original Letter and shall be effective as of December 26, 2003, the date that you signed the Original Letter. There is no need for you to re-sign your Proprietary Information and Inventions Agreement and your Mutual Agreement to Arbitrate Claims that were attached as Attachment 1 to the Original Letter, which agreements you signed on December 26, 2003 because we have made no changes to those agreements. Accordingly, those agreements continue to be in full force and effect. In addition, there is no need for you to resign the employment application that was enclosed with your original letter.

On behalf of Kevin Sharer (the "CEO"), I am pleased to convey to you the offer of the position of Senior Vice President, General Counsel, and Corporate Secretary, based at our Thousand Oaks headquarters. This position reports directly to the CEO. This offer has been reviewed and approved through unanimous written consent by Amgen's Compensation and Management Development Committee.

Your monthly salary will be $45,833.33 (~ $550,000 annually), and you will first be eligible to be considered for an annual merit increase in March 2005 as part of the annual performance review process.

As a Senior Vice President and member of Amgen's Executive Committee, you will be eligible to participate in Amgen's Executive Incentive Plan (the "EIP") pursuant to the terms of the EIP. Your annual target incentive opportunity will be 65% of your base salary earnings during the year. Your actual EIP bonus for any performance year may be more or less than this target amount and may vary based on Corporate and Functional Unit performance as well as management's assessment of your individual performance and contribution. However, in order to ease your transition to a new company, Amgen

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will guarantee a minimum incentive payment of $500,000 (payable in March 2005)
for the 2004 performance year, or the actual results from the EIP, whichever is higher. You must be actively employed by Amgen on December 31, 2004 to receive the guaranteed payment for 2004.

In addition, you will be entitled to a $500,000 bonus, which (less federal, state and local tax deductions and other applicable withholdings) will be paid within 30 days of your start date. If you are not still employed by Amgen as of the date the bonus is paid, the bonus will not be considered earned or vested and will not be prorated.

You will be granted an option to purchase 100,000 shares of Amgen's common stock at a price equal to 100% of the fair market value on your start date. This option shall be an Incentive Stock Option ("ISO") to the extent permitted by regulation and the remaining option shares of the grant shall be non-qualified stock options. This option shall be vested at a rate of 25% per year for four years, beginning one year from the date of grant, and the option will expire seven years from the date of grant.

Provided you begin employment at Amgen prior to March 1, 2004, you will be eligible to participate in the 2004 Amgen Long-Term Performance Incentive Program; should you begin employment with Amgen after February 29, 2004, you will be eligible to participate in the Amgen Long-Term Performance Incentive Program beginning in 2005. Grants under this program are discretionary and are subject to approval by Amgen's Compensation and Management Development Committee (the "Committee"). Subject to the approval of the Committee and your start date, your 2004 grant under this program will be the equivalent of 100,000 stock options. It is anticipated that the grant will be delivered as a combination of stock options (50,000) and performance units (25,000), during March 2004.

Amgen will award you 25,000 shares of restricted stock under Amgen's Amended and Restated 1991 Equity Incentive Plan on your start date, in consideration of your payment of the $.0001 per share par value of the restricted shares (the "Par Value Price"), in the aggregate amount of $2.50. This grant is being made for retention purposes and to tie your financial success to the financial success of our shareholders.

This grant of restricted stock will vest as follows, contingent upon your being actively employed with Amgen through each vesting date:

The first anniversary of your start date             6,250 shares
The second anniversary of your start date            6,250 shares
The third anniversary of your start date             6,250 shares
The fourth anniversary of your start date            6,250 shares

Upon the termination of your active employment with Amgen, any unvested shares of restricted stock will be forfeited, except that upon termination of your employment due to your "Permanent and Total Disability," as defined below, or your death, then the vesting of the unvested shares of restricted stock will be accelerated so that all the restricted stock will be fully vested as of the date of termination. For the purposes of this provision, you

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shall have incurred a "Permanent and Total Disability" when such a disability has been certified by the Social Security Administration prior to the date of termination. Amgen will hold the certificates representing any unvested shares of restricted stock until the shares vest, at which time Amgen will issue you a certificate representing the vested shares. Upon the forfeiture of any of the restricted shares, Amgen will pay you an amount equal to the par value price for each forfeited share.

As an Executive Incentive Plan participant, you are also eligible to participate in the Amgen Nonqualified Deferred Compensation Plan (the "DCP") to voluntarily defer, on a pre-tax basis, a portion of your annual earnings, including base salary and EIP payments. Upon receipt of your acceptance of employment at Amgen, you will be contacted directly by a member of the Amgen Executive Compensation Group to provide you with further details of the DCP and, if you wish, to arrange for your enrollment in the plan. For this enrollment, which must be completed within 30 days of the first date of your employment with Amgen, you may elect to defer up to 50% of your 2004 base salary and up to 80% of your 2004 EIP bonus to be paid in 2005.

If, within the first two years of your employment with Amgen, either: (i) Amgen terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a reduction of your duties or your base salary or annual target incentive opportunity under the EIP, then you will be entitled to three years of base salary and target incentive paid monthly plus continued health care coverage that will run concurrent with coverage mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 for three years following the date of termination unless coverage is obtained from another employer, but only if you sign a general release form furnished to you by Amgen. If you intend to resign your employment for reduction of duties or compensation, you must notify the Company in writing. If Amgen fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification and you still choose to resign, you must do so within fifteen (15) days of Amgen's failure to cure or remedy your reason.

As a Senior Vice President at Amgen, you will also be a participant in the Amgen Inc. Change of Control Plan. If upon termination you are also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan (the "COC Plan") on account of a termination covered by this provision, you will be paid the greater of the amount provided above or provided in the COC Plan, but not both amounts.

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For the purpose of the above two provisions, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive given by me with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the majority of the costs associated with these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible to participate in Amgen's health care plan you must:

         1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

         2. Contact the Amgen Benefit Center at Fidelity, 1-877-999-7779, to enroll within 31 days of your hire date.

         3.       Meet all other eligibility requirements under the plan.

Amgen's Retirement & Savings 401(k) Plan provides an opportunity for staff members to elect to defer eligible earnings up to the federal annual contribution limit on a tax-deferred basis. Amgen will also contribute to your 401(k) account to help you save for your future financial goals. The benefits, services and programs offered are summarized in the enclosed brochure called "Welcome to Amgen - Total Compensation and Benefits at Amgen."

You are eligible to participate in Amgen's relocation program. A summary of the program is attached as part of this offer (Attachment 2). As stated in the summary, Amgen will cover up to 180 days of temporary executive housing at your new location should you require such support.

REQUIRED DOCUMENTS

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes - Amgen Inc." which includes a Mutual Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in Attachment 1.

Also enclosed is an application for employment, which is a required document for the successful completion of our staffing process. If you have not completed this document

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as part of the search process, please do so at this time and return it with all other required documents.

EMPLOYMENT AT WILL

By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries, or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's CEO and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

Congratulations! Kevin has asked me to convey that he is very excited about the contribution that you will make to Amgen's success through your leadership of our Legal function as well as the corporate leadership you will provide as a member of the Executive Committee. He also believes that Amgen will provide you with attractive opportunities for personal achievement and growth. If you accept our offer, please sign and date the copy and return it in the enclosed envelope. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact me at (805) 447-8912 or Steven Wecker at (805) 447-7093.

Sincerely,

Chip Bell
Senior Director
Compensation and Benefits

CB/sw

Enclosures

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_________________________________________

Signature of Acceptance              Date

Anticipated Start Date: February 23, 2004

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                                  ATTACHMENT 1

In order to accept our offer you will be required to:

         A) Complete, date and sign the Amgen Proprietary Information and Inventions Agreement and return it with your signed offer letter.

         B) Date and sign the enclosed Mutual Agreement to Arbitrate Claims and return it with your signed offer letter.

         C) You will be required to provide Amgen with proof of your identity and eligibility for employment per requirements of the Immigration Reform and Control Act of 1986 within 3 (three) days of hire. Information pertaining to this Act and required proof are enclosed.

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                                  ATTACHMENT 2

RELOCATION ASSISTANCE COVERAGE

All relocation expense coverage to be provided as a part of your Amgen employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new staff member, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible. Relocation benefits are limited to one benefits package per household.

PLEASE NOTE:
Amgen has engaged the services of Primacy Relocation ("Primacy") to provide relocation services to our relocating staff members. Once we have received your signed acceptance of this offer, we will authorize a Primacy Relocation Consultant to contact you to initiate your relocation benefits.

The following relocation benefits will be coordinated and/or delivered by Primacy Relocation:

HOUSE HUNTING TRIP

To assist you with your house hunting efforts, Amgen will provide a 5-day trip for you and your household members. Coordinated through World Travel and according to Corporate Travel Policy, Amgen will cover the cost of round-trip airfare, ground transportation and hotel (room & tax only). Please contact World Travel (866) 613-2205 to make your reservations at least 7 days prior to your planned trip. In addition, Amgen will provide a per diem allowance for up to 5 days, to help offset the cost of food and miscellaneous items during the house-hunting trip. The per diem allowance should be requested and will be paid at the same time as the incidental lump sum allowance.

MARKETING ASSISTANCE AND HOME SALE PROGRAM

A Marketing Assistance Program is available to assist in the sale of your current primary residence. Also, through the Home Sale Program, we will offer you the opportunity for a third party purchase of your current primary residence if you are unable to sell your home within 90 days. Amgen will pay the seller's normal, non-recurring closing costs associated with the sale of your home (i.e., real estate commission, title expense, etc.). YOU MUST SPEAK TO A PRIMACY RELOCATION CONSULTANT BEFORE TAKING ANY ACTION TO SELL YOUR HOME.

Additionally, if you have your home listed, are actively participating in the Home Marketing Assistance program and are closing escrow on the purchase of a home in the new "local area" prior to the sale of your current residence, Amgen will reimburse up to 3

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months of your current mortgage payment and other reasonable related costs
(i.e., utilities, prorated taxes, insurance, etc.).

Homes excluded from eligibility may include but are not limited to: cooperative apartments, mobile homes, homes with more than two units, vacation or second homes, homes with excessive acreage, investment properties, homes with unmarketable titles, homes with E.I.F.S. (synthetic stucco) siding, homes with a history of water related or structural problems, or homes where environmental problems (i.e. underground fuel storage tanks, radon, asbestos) exist.

TEMPORARY LIVING EXPENSES

Temporary living expenses will be covered for a period of up to 180 days in Amgen leased executive lodging units. If you need to stay in the temporary lodging unit more than 180 days, you will be responsible for the cost of the unit at the daily rate negotiated by Amgen. Since Amgen has contracted for these temporary lodging accommodations, there is no need to make arrangements on your own.

ONE-WAY TRAVEL EXPENSES

Amgen will reimburse one-way travel expenses for you and your household members to take residence in the "local area." Amgen will provide a rental car for your use for a maximum of 14 days. This car may only be operated by you and your spouse, and may only be operated in the local area. Local area shall be defined as no more than 75 miles from your place of work. Amgen will not be responsible for, and will not cover, any damage or injuries resulting from the operation of the vehicle outside of these parameters. Additionally, if you are not yet an employee of Amgen when you operate the vehicle, you must accept the insurance provided through the rental agency. You should contact World Travel (866) 613-2205 to make your travel reservations.

MOVING HOUSEHOLD GOODS

Amgen will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. Amgen will also pay for up to 180 days storage of household goods, if necessary. Amgen will assist you with expenses relating to the transport of small pets such as cats and dogs. However, Amgen will not transport, and does not recommend transporting, large animals such as horses. Reimbursement of expenses (transporting pets to new location) is not to exceed $500 per household. Please note that pets are shipped at your own risk; Amgen will not be responsible for your pet's health while in transit.

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LUMP SUM ALLOWANCE

Amgen will provide you with a $3,000.00 lump sum to be used at your discretion, to cover incidental expenses associated with your move that are not covered in other sections of relocation coverage. Receipts or other accounting for the use of this allowance are not required.

RENTAL ASSISTANCE - SECURITY DEPOSIT NEW RESIDENCE

Amgen will reimburse you for the deposit on a rental property in the new "local area" in an amount not to exceed the equivalent of one month's rent.

OR

NON-RECURRING HOME PURCHASE CLOSING COSTS

Amgen will reimburse loan origination fees of up to 1% of the mortgage amount and loan discount points according to the sliding scale below, which is governed by current mortgage market conditions.

The sliding scale for loan discount points is based upon the prevailing 30/year 60/day Yield as set by the Federal National Mortgage Association (the "FNMA"), and as published in the "Money Rates" section of the Wall Street Journal on the day you lock-in your mortgage interest rate. The following sliding scale applies:

          - If the FNMA index is 8% or less, 0 discount points will be reimbursed;

          - If the FNMA index is at least 8.01% but not more than 8.49%, up to
          0.5 points will be reimbursed;

          - If the FNMA index is at least 8.5% but not more than 8.99%, up to
          1.0 point will be reimbursed;

          - If the FNMA index is at least 9% but not more than 9.99%, up to 1.5 points will be reimbursed; and

          - If the FNMA index is 10% or higher, up to 2 points will be reimbursed.

          (the up to 1% loan origination fee reimbursement occurs regardless of the FNMA index; scale applies only to loan discount point reimbursement)

In addition, you will be reimbursed for other Lender's fees, including but not limited to fees for the appraisal, credit report, tax service fees, processing fees, flood zone determination fees, underwriting fees, warehouse fees, rate lock-in fees, broker fees, lender document preparation fees, commitment fees, lender courier fees, escrow waiver fees, and loan review fees, in an amount not to exceed Six Hundred Fifty and No/Dollars ($650.00). You will also be reimbursed for the customary non-recurring buyer's closing costs for Escrow and/or Title fees.

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TAX GROSS-UP ASSISTANCE

Amgen will provide for tax assistance (gross-up) for the non-deductible portion of those reimbursed relocation expenses, which are considered as ordinary income for state or federal income tax purposes.

LOCAL AREA

References to the "local area" generally means the new work site is a minimum of 50 miles from the staff member's current residence, and the move to the new residence reduces commuting time by at least 50%.

DURATION OF RELOCATION

This relocation expense coverage is intended to assist in getting you established in your new residence in the "local area" as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire.

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